Exhibit 4.6
Capital Southwest Corporation
Restricted Stock Award Agreement

Date of Grant:    ________________________________
Name of Holder:    ________________________________
Number of Shares:     ______ Shares of Common Stock
Fair Market Value:    $________ per Share
Vesting Schedule:    _________________________________
Capital Southwest Corporation (the “Company”) hereby awards to the Holder (the “Holder”) the number of shares of the presently authorized but unissued Common Stock, $0.25 par value per share, of the Company (the "Restricted Stock") set forth above pursuant to Capital Southwest Corporation 2021 Employee Restricted Stock Award Plan (the “Plan”). Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Plan.
To the extent not controlled by the terms and conditions contained in the Plan, the terms and conditions of the Restricted Stock granted hereby shall be governed by this Restricted Stock Agreement (the “Agreement”) as follows:
1.No Right to Continued Employee Status
Nothing contained in this Agreement shall confer upon Holder the right to the continuation of his or her Employee status, or interfere with the right of the Company, a member of the Company Group, or its shareholders, as applicable, to terminate such relationship.
2.Vesting of Restricted Stock
The Restricted Stock shall vest in accordance with the Vesting Schedule set forth above if the Holder remains an Employee of the Company or a member of the Company Group on each vesting date.
In the event that the Holder has become obligated to return all or a portion of his or her shares of Restricted Stock to the Company due to a forfeiture of such shares pursuant to this Agreement, and the Holder shall fail to deliver the certificates representing such shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, upon written notice to the Holder cancel on its books the certificates representing the shares to be returned to the Company and thereupon all of the rights of the Holder in and to said shares shall terminate. The Company shall not be obligated to give notice to any holder of shares of Restricted Stock if such holder does not appear on the stock transfer ledger of the Company as the registered holder of such shares.
3.Retention of Certificates
The certificate(s) representing the shares of Restricted Stock granted hereby will be stamped or otherwise imprinted with the legend required by the Plan with respect to any applicable restrictions on the sale or transfer of such shares, and the stock transfer records of the Company will reflect stop transfer instructions with respect to such shares. At the election of the Company, the Company may retain the certificate(s) representing the shares of Restricted Stock granted to the Holder pursuant to this Agreement until such time as the vesting restrictions have lapsed and the restrictions on the transfer of such Restricted Stock have terminated or are removed by the Board of Directors. Within a reasonable time thereafter, the Company will deliver to the Holder a new certificate representing such shares, free of the legend referred to herein. The issuance of such certificate shall not affect any restrictions upon the transferability of such shares pursuant to applicable law or otherwise.
4.Tax Election
Within 30 days after the date of this Agreement, the Holder may make an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder. The parties agree that for such purposes the fair market value of the Restricted Stock on the Grant Date is that amount per share set forth above.
5.Restrictions on Transfer
Any shares of Restricted Stock granted hereunder, whether vested or unvested, shall not be sold, assigned, transferred, pledged or otherwise encumbered until such shares are fully vested. The spouse of the Holder shall execute a signature page to this Agreement as of the date hereof and agree to be bound in all respects by the terms hereof to the same extent as the Holder. The spouse further agrees that should he/she predecease the Holder or become divorced from the Holder, any of the shares of Restricted Stock which such spouse may own or in which he/she may have an interest shall remain subject to this Agreement.
6.Dividends and Other Distributions
The Holder shall be entitled to receive cash dividends or distributions declared and paid with respect to shares of Restricted Stock. The Holder shall also have the right to receive stock dividends or distributions with respect to the Restricted Stock. With respect to any unvested shares of Restricted Stock, the stock dividends or distributions shall likewise be restricted and shall vest on the same schedule as the Restricted Stock as to which the dividend or distribution relates. Any such dividends or distributions shall be paid within 30 days after the corresponding dividends or distributions are paid to shareholders.
7.Voting of Restricted Stock
The Holder shall be entitled to vote shares of Restricted Stock subject to the rules and procedures adopted by the Committee for this purpose.
8.Notices
Any notice required to be given pursuant to this Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Holder at the address last provided for his or her employee records.
9.Agreement Subject to Plan; Applicable Law
This Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto as Annex A. Any provision of this Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. This Agreement shall be governed by the laws of the State of Texas and subject to the exclusive jurisdiction of the courts therein. Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first above written.
Capital Southwest Corporation

By:    Bowen S. Diehl
    President and Chief Executive Officer

Holder:

Name:
SSN#:
Address:

Phone:

I, the undersigned, being the spouse of the above-named Holder, hereby acknowledge that I have read and understand the foregoing Restricted Stock Agreement under the Capital Southwest Corporation 2021 Employee Restricted Stock Award Plan, and I agree to be bound by the terms thereof.

Name:

Annex A
Capital Southwest Corporation 2021 Employee Restricted Stock Award Plan